Exhibit 10.47

AVENZO THERAPEUTICS, INC.

November 20, 2024

Patrick Machado, J.D.

[***]

Dear Pat:

We are very pleased to invite you to join the board of directors (the “Board”) of Avenzo Therapeutics, Inc. (the “Company”).

Following your appointment to the Board, which shall occur after the Company has obtained the requisite corporate approvals for such appointment, it will be recommended to the Board that you be granted an option to purchase 502,893 shares of Company’s Class A Common Stock (the “Common Stock”), at an exercise price per share equal to the then current fair market value of the Common Stock (the “Option”). The shares subject to the Option shall vest monthly over 36 months in equal monthly amounts following your appointment to the Board, subject to your continuing service to the Company, and shall otherwise be subject to the terms and conditions of the Company’s 2022 Equity Incentive Plan, as amended (“Plan”), and stock option agreement. In the event of a Change in Control (as defined in the Plan), 100% of the then unvested shares subject to the Option shall vest immediately prior to the consummation of the Change in Control.

As a member of the Board, you will receive an annual cash retainer of $35,000 paid in equal quarterly installments.

Upon your appointment to the Board, the Company will provide you with its standard form of indemnification agreement entered into with each of its directors. The Company will also reimburse any reasonable expenses (including reasonable travel expenses) incurred by you in your service to the Company as director.

In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the Company’s certificate of incorporation, bylaws, stockholder agreements and applicable law.

You acknowledge that as a result of your service as a director you will obtain confidential information and proprietary information relating to or provided by the Company and its affiliates. During and after your service with the Company, you shall not use for your benefit or disclose confidential information, proprietary information, knowledge or data relating to or provided by the Company and its affiliates.

To indicate your acceptance of the Company’s offer, please sign this letter in the space provided below and return it to me. This letter sets forth the terms of your proposed directorship with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you.

Sincerely,

/s/ Athena Countouriotis
Athena Countouriotis, M.D.
President and CEO

Accepted as of the date first written above:

/s/ Patrick Machado
Patrick Machado, J.D.

Signature Page to Director Offer Letter